UNITED STATES SECURITIES

AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO

SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO. )

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RH

# 2022

# PROXY STATEMENT SUPPLEMENT & POSTPONEMENT OF 2023 SPECIAL MEETING OF SHAREHOLDERS

PROXY STATEMENT SUPPLEMENT AND

NOTICE OF POSTPONEMENT OF SPECIAL MEETING OF SHAREHOLDERS

RH SHAREHOLDER,

We are writing to provide an update on RH ’s (the “Company”) 2023 Special Meeting of Shareholders (the “Special Meeting”) originally scheduled to be held on February 7, 2023 at 10:30 a.m. Pacific Time. Subsequent to the original record date for the Special Meeting, we have repurchased an aggregate of approximately 1.8 million shares of our common stock pursuant to our previously authorized share repurchase program. Under Delaware law, such repurchased shares are not entitled to vote at the Special Meeting. Accordingly, we have determined to postpone the Special Meeting to a date to be determined in order to ensure that all votes cast at the Special Meeting, whether in person or by proxy, can be counted in determining the vote that is required for approval of the Proposal (as defined below). Our Board of Directors will determine both the revised date of the Special Meeting and the new record date for the Special Meeting, and, based on the newly established record date, we will deliver a new notice of the Special Meeting and updated Proxy Statement to shareholders entitled to vote at the Special Meeting. Only shareholders of record as of the close of business on the newly established record date will be entitled to notice of and to vote at the Special Meeting. We sincerely apologize for any inconvenience this postponement may cause you and very much appreciate your understanding. See “Supplemental Questions & Answers Regarding the Proposal and the Special Meeting—What is the timing of the Special Meeting and Required Vote?” for additional information regarding the postponement of the Special Meeting.

We are also writing to ask for your support for the agenda item on the Special Meeting ballot and to underscore the importance of your independent analysis in conducting your evaluation. Our proposal (the “Proposal”) is to approve the RH 2023 Stock Incentive Plan (the “2023 Plan”). Our Board of Directors unanimously recommends you cast your vote FOR the Proposal.

SUPPLEMENTAL QUESTIONS & ANSWERS REGARDING THE PROPOSAL AND THE SPECIAL MEETING

Institutional Shareholder Services (“ISS”) issued a report recommending that shareholders vote against the Proposal.

What is your response to ISS’s recommendation?

While we respect ISS’s approach, our view is that their analysis in recommending against the Proposal does not take into account a number of relevant and important considerations. In particular, as described more fully below, we believe that the ISS report overstates the potential dilutive effect of the 2023 Plan. We ask you to consider the following items when evaluating the ISS report:

Share Repurchases. Because ISS applies formulaic burn rate and dilution calculations that do not take into account stock repurchase activity, which has consistently offset the dilutive impact of our equity compensation program, we believe ISS overstates the dilutive impact of our equity compensation program.

Over the past five years, we have completed substantial share repurchases which more than offset the dilutive effect of our equity awards granted during that time. In the aggregate, from 2017 through 2021, we repurchased approximately 28.15 million shares of our common stock, almost six-times the dilution from equity awards of approximately 4.2 million shares during the same period.

Since the Company’s June, 2022 announcement of an increase in its share repurchase program for an aggregate incremental share repurchase authorization of $2.45 billion, the Company has repurchased approximately 3.7 million shares for an aggregate repurchase price of $1.0 billion, which repurchase nearly offsets the entire amount of the proposed equity incentive plan amount of 4.0 million shares pursuant to the Proposal with respect to the 2023 Plan.

The ISS calculations regarding burn rate and dilution do not account for such share repurchases and, therefore, do not provide complete information to shareholders as to the benefits and costs of our equity compensation program.

Burn Rate. Aggregate burn rate is a measure of how quickly the Company is granting stock-based incentive awards in relation to shares outstanding and is typically calculated based on the number of awards granted during the year, divided by the weighted average shares of common stock outstanding. However, ISS calculates the burn rate on a “gross” basis and does not factor in the forfeiture of awards in connection with associate departures, which significantly reduces the actual number of shares issued under our equity compensation program during the burn rate measurement period. In addition, ISS does not account for longer vesting terms of awards in calculating burn rate, which is salient to assessing the actual effect of the Company’s burn rate, since many of the Company’s equity awards use longer vesting terms than what is typical at other companies.  In particular, many of the equity awards that the Company has granted incorporate a seven-year vesting measurement period which means that it takes longer for associates to vest in such awards and associate turnover generally results in larger percentage of equity awards lapsing and returning to the equity pool when contrasted with other companies.

Finally, the ISS report indicates that the Company’s 3-year average ISS value-adjusted burn rate (from 2019 to 2021) is 3.20%, and the ISS benchmark is 3.19% for companies deemed by ISS to be in a comparable category to the Company. Accordingly, the Company’s ISS value-adjusted burn rate differs by only one basis point from the comparable figure in the ISS benchmark which is a miniscule difference.

Overhang. ISS’s negative recommendation is in-part based on the extent of the Company’s overhang, a large portion of which is comprised of options. However, if vested options were exercised, the Company’s overhang would be significantly less than is currently reflected in the ISS report.

Plan Duration. As discussed further below, the ISS report estimates the plan duration as 4.8 years, which is within the range generally considered to be acceptable by investors.

Dividends and Dividend Equivalent Rights. We would like to correct the statement in the ISS report that the 2023 Plan would allow for payment of dividends on unvested awards.  In fact, the 2023 Plan only allows the payment of dividends and dividend equivalents with respect to awards if and to the extent the award (or portion of the award to which the dividend or dividend equivalent relates) vests.

What are the consequences of the 2023 Plan not being approved?

We operate in a highly competitive market for talent (including by reason of our corporate headquarters being located in the San Francisco Bay Area). As a result, we compete for executive talent with many other companies that offer equity incentives as a key element of their compensation programs. Accordingly, equity is an important element of compensation.

Our previous equity incentive plan, the Restoration Hardware Holdings, Inc. 2012 Stock Incentive Plan (the “2012 Plan”), expired on November 1, 2022. Absent approval of the 2023 Plan, we will be extremely limited in our ability to utilize equity awards as part of our compensation and business strategies and may need to utilize cash awards or other forms of incentive compensation that are relatively unfriendly to our shareholders in order to attract and retain employees. Such alternatives can cause volatility in quarterly results, reduce alignment of interests between employees and shareholders and reduce cash available for growth opportunities and potential future stock repurchases.

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In assessing the Proposal, we encourage you to consider these factors and the potential negative impact on the Company if the 2023 Plan is not approved.

What was the Company’s rationale in determining the 4 million share maximum for the 2023 Plan?

There were four key factors that drove the determination with respect to sizing the 2023 Plan:

First, we have made steady repurchases of shares over the past five years and expect to fully offset the dilutive effects of potentially issuing 4 million shares under the 2023 Plan through share repurchases taking into account the shares repurchased since the June 2022 announcement of our $2.45 billion incremental share repurchase program authorization.

Second, we expect the 2023 Plan will be sufficient to cover our requirements for the next three to five years, but the exact lifespan of the 2023 Plan will depend on various factors that cannot be predicted in advance with absolute precision, including the rate at which we expand the business internationally and possible acquisitions we may undertake as part of our strategy to climb the luxury mountain.

Third, we have not made refresh equity grants to most of our associates in any significant way since April 2020 and anticipate some level of catch up award activity in light of the cadence of our recent grants.

Fourth, we had approximately 1.6 million shares that remained unused when the 2012 Plan expired and which we determined should be carried over into the 2023 Plan so the net amount of incremental shares in the 2023 Plan is approximately 2.6 million shares.

As noted above, the ISS report indicates an expected duration of the 2023 Plan of 4.8 years, which is within the guidance that most investors use in assessing equity compensation plans (i.e., a maximum of five years) and is consistent with our estimated range.

Would the potential issuance of 4 million shares under the 2023 Plan have a dilutive effect for existing shareholders?

We see the dilutive impact of the 2023 Plan as being mitigated due to the circumstances of how the Company operates its business:

We have a robust capital allocation program where we undertake share repurchases as an important element of our ongoing strategy. To illustrate, since June, 2022 when we announced our updated share repurchase program in an aggregate amount of up to $2.45 billion we have repurchased approximately 3.7 million shares of our common stock which nearly equals the aggregate shares to be approved under the 2023 Plan for an aggregate price of approximately $1.0 billion.

We employ certain practices to limit dilution, including broad use of longer-term vesting measurement periods of seven years instead of five years, and use of back-end loaded vesting with respect to some of our equity grants, in order to balance the impact of dilution with our need for talent retention.

We have avoided mechanistic grant practices that create precedent for annual refresh grants not tied to market or business conditions.

SPECIAL MEETING OF SHAREHOLDERS	2022 PROXY STATEMENT SUPPLEMENT | 3

Are there any investor-friendly terms in the 2023 Plan?

Yes, we have included the following provisions:

The 2023 Plan does not contain an annual “evergreen” provision which automatically increases shares of common stock authorized for issuance under the plan. 4 million shares is the maximum share reserve that may be issued without the shareholders’ consent.

Discounted stock options and stock appreciation rights will not be allowed under the 2023 Plan.

Shareholder approval is required before re-pricing outstanding equity awards under the 2023 Plan.

Awards issued under the 2023 Plan are only transferrable under limited circumstances.

What is the timing of the Special Meeting and Required Vote?

The Company has repurchased approximately 1.8 million shares of its common stock with a settlement date after the initially established record date for the Special Meeting and as a result such repurchased shares may not be voted under applicable Delaware law. Accordingly, the Company will establish a new record date for the Special Meeting and set a new date for the Special Meeting such that all votes cast at the Special Meeting, whether in person or by proxy, can be counted in determining the vote that is required for approval of the Proposal.

The shares of common stock entitled to vote at the Special Meeting will include all shares of common stock that are outstanding as of the newly established record date. A majority of the shares outstanding as of the newly established record date must be present at the Special Meeting in order to hold the meeting and conduct business.  The affirmative vote of a majority of votes cast with respect to the Proposal, whether in person or by proxy, is required to approve the Proposal.

The Board of Directors continues to recommend that you vote “FOR” the Proposal

On behalf of the Board of Directors, I want to thank you for your attention to the Proposal. The Board of Directors strongly believes that approval of the Proposal is in the best interests of the Company and its shareholders and continues to unanimously recommend you cast your vote FOR the Proposal. We respectfully urge you to consider the foregoing additional information in considering your vote.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE 2023 PLAN.

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Additional Information

We will be circulating new proxy cards in connection with the new record date for the Special Meeting and additional information in connection with the solicitation of proxies in favor of the Proposal to be considered at the Special Meeting.

We thank you for your continuing support.

Gary Friedman

Chairman & Chief Executive Officer

SPECIAL MEETING OF SHAREHOLDERS	2022 PROXY STATEMENT SUPPLEMENT | 5

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